Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

LeddarTech Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees To Be Paid	Equity	Common Shares(2)	457(c)	20,000,000	$2.213	(3)	$44,260,000	0.0001476	$6,531.30
Fees Previously Paid	—	—	—	—	—		—		—

Carry- Forward Securities
Carry-Forward Securities	—	—	—	—			—		—
	Total Offering Amounts						$44,260,000		$6,531.30
	Total Fees Previously Paid								—
	Total Fee Offsets								$6,531.30
	Net Fee Due								$0.00

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents common shares (the “Common Shares”) of LeddarTech Holdings Inc. (the “Registrant”) that may be resold by the Selling Securityholder identified in this Registration Statement, including those that may be acquired from time to time pursuant to a standby equity purchase agreement, effective as of effective on April 15, 2024, between the Registrant and the Selling Securityholder.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low trading prices ($2.225 and $2.200, respectively) of the Common Shares on May 24, 2024, as reported on the Nasdaq Stock Market.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed		Unsold Aggregate Offering Amount Associated with Fee Offset Claimed		Fee Paid with Fee Offset Sources
Rule 457(p)
Fee Offset Claims	LeddarTech Holdings Inc.	F-4	333-275381	Nov. 8, 2023	—	$6,531.30	(4)	Equity	Common Shares	15,233,439	(5)	$169,234,389.48	(5)	—
Fee Offset Sources	LeddarTech Holdings Inc.	F-4	333-275381	—	Nov. 8, 2023	—		—	—	—		—		$24,979.00	(4)

(4)	In accordance with Rule 457(p) under the Securities Act, the Registrant is using $6,531.30 of the $24,979 in filing fees previously paid by the Registrant associated with unsold securities to offset the entirety of the filing fee payable in connection with this registration statement, and as a result of such offset, the Registrant will have $18,477.70 remaining in previously paid filing fees to be applied to any future filings of the Registrant.
(5)	Consists of (i) 10,833,333 Common Shares issuable upon exercise of warrants and (ii) 4,400,106 Common Shares issuable upon conversion of convertible notes, the offering and sale of which was initially registered on Form F-4 (333-275381) for which a fee of $24,979.00 was paid. No warrants or convertible notes have been exercised or converted, respectively, and none of the Common Shares underlying such instruments were issued or sold under such registration statement. The primary offering of Common Shares underlying the warrants and convertible notes under the Company’s Form F-4 (333-275381) has been terminated, with the primary offering of Common Shares underlying the warrants subsequently registered on the Company’s Form F-1 (333-277045) for which a fee was paid.